Exhibit (j)



           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 16, 2005, relating to the financial statements and financial highlights which appears in the December 31, 2004 Annual Report to Shareholders of Sentinel Variable Products Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "General Information" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
New York, New York
February 25, 2005